Exhibit 99.1

Contacts:	Robert Saltmarsh	Kim Richards
	Chief Financial Officer	Porter Novelli Life Sciences
	Nanogen, Inc.	Media & Investor Relations
	858-410-4600	619-849-5377
krichards@pnlifesciences.com

Suzanne Clancy
Corporate Communications
Nanogen, Inc.
858-410-4688
sclancy@nanogen.com

HEINER DREISMANN, FORMER ROCHE EXECUTIVE, JOINS

NANOGEN BOARD OF DIRECTORS

SAN DIEGO (Oct. 31, 2006) – Nanogen, Inc. (Nasdaq: NGEN), developer of advanced diagnostic products, announced today that Heiner Dreismann, Ph.D. has been named to its Board of Directors. Dreismann, currently CEO of FasTraQ, Inc., has more than 20 years experience with Roche in the biotech and healthcare industry, most recently as president and CEO of Roche Molecular Systems.

“Heiner’s extensive expertise in molecular diagnostics, particularly at one of the leading companies in this space, will be a huge asset to Nanogen,” said Howard C. Birndorf, Nanogen’s chairman of the board and CEO. “He has a strong knowledge of technology and our markets. We look forward to his contributions.”

“I am very enthusiastic about the future of molecular diagnostics and its potential to bring about higher quality health care,” said Dreismann. “I believe that Nanogen has unique and innovative technology that can play a significant role in the movement toward personalized medicine.”

Dreismann has held a number of additional positions at Roche, including head of global business development, head of business unit PCR Europe, and head of business unit microbiology, all for Roche Diagnostics. He received a Ph.D. in microbiology/molecular biology from Westfaelische Wilhelms University in Muenster, Germany.

About Nanogen, Inc.

Nanogen’s advanced technologies provide researchers, clinicians and physicians worldwide with improved methods and tools to predict, diagnose, and ultimately help treat disease. The company’s products include real-time PCR reagents, the NanoChip®400 electronic microarray platform and a line of rapid, point-of-care diagnostic tests. Nanogen’s ten years of pioneering research involving nanotechnology holds the promise of miniaturization and continues to be supported for its potential for diagnostic and biodefense applications. For additional information please visit Nanogen’s website at www.nanogen.com.

Nanogen Forward-Looking Statement

This press release contains forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements, including whether patents owned or licensed by Nanogen will be developed into products, whether the patents owned by Nanogen offer any protection against competitors with competing technologies, whether products under development can be successfully developed and commercialized, whether results reported by our customers or partners can be identically replicated, and other risks and uncertainties discussed under the caption “Factors That May Affect Results” and elsewhere in Nanogen’s Form 10-K or Form 10-Q most recently filed with the Securities and Exchange Commission. These forward-looking statements speak only as of the date hereof. Nanogen disclaims any intent or obligation to update these forward-looking statements.

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